      As Filed With the Securities and Exchange Commission on July 19, 2001

                                                      Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                              ---------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                             -----------------------

                                 LSB CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

        MASSACHUSETTS                                    04-3557612
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
 Incorporation or Organization)


                             30 Massachusetts Avenue
                       North Andover, Massachusetts 01845
                                 (978) 725-7500
          (Address of Principal Executive Offices, Including Zip Code)

                       ----------------------------------

                  LAWRENCE SAVINGS BANK 1986 STOCK OPTION PLAN
                  LAWRENCE SAVINGS BANK 1997 STOCK OPTION PLAN
                            (Full Title of the Plans)

                       ----------------------------------

                                 PAUL A. MILLER
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 LSB CORPORATION
                             30 MASSACHUSETTS AVENUE
                       NORTH ANDOVER, MASSACHUSETTS 01845
                                  978-725-7500
 (Name, Address and Telephone Number, Including Area Code, of Agent For Service)

                            ------------------------

                                    Copy to:
                              KEVIN J. HANDLY, ESQ.
                             GOULSTON & STORRS, P.C.
                               400 Atlantic Avenue
                           Boston, Massachusetts 02110
                                 (617) 482-1776

                           --------------------------


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

                         CALCULATION OF REGISTRATION FEE

================================================================================================
  Title of Securities    Amount to be   Proposed Maximum    Proposed Maximum      Amount of
   to be Registered       Registered   Offering Price Per  Aggregate Offering  Registration Fee
                              (1)         Share (2)(3)           Price
------------------------------------------------------------------------------------------------
Lawrence Savings Bank     5,000 shares     $3.250 (2)          $1,544,912          $1,650.73
1986 Stock Option Plan      600 shares     $3.625 (2)
                         11,250 shares     $3.938 (2)
Common Stock, $0.10      89,680 shares     $4.500 (2)
par value                 1,000 shares     $4.625 (2)
                        179,000 shares     $6.000 (2)


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Lawrence Savings Bank     6,000 shares     $7.500 (2)          $5,058,021
1997 Stock Option Plan

Common Stock, $0.10     152,800 shares     $9.125 (2)
par value

                        268,850 shares     $13.46 (3)


------------------------------------------------------------------------------------------------
================================================================================================

(1) Pursuant to that certain Rights Agreement dated as of December 19, 1996 by and between Lawrence Savings Bank and State Street Bank & Trust Company (the "Shareholder Rights Plan"), which Shareholder Rights Plan has been assumed and adopted by the Registrant, each share of the Registrant's common stock has a preferred stock purchase right associated with it.

(2) This estimate is made pursuant to rule 457(h) under the Securities Act, solely for the purposes of determining the registration fee and is based upon the price at which outstanding options may be exercised.

(3) This estimate is made pursuant to rule 457(c) and (h) under the Securities Act solely for the purpose of determining the amount of the registration fee on July 13, 2001, utilizing the average of the high and low sale prices reported on the Nasdaq Stock Market on that date.

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

                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents are incorporated in this registration statement by reference:

     (a) and (b) The Registrant's Current Report on Form 8-K as filed with the Securities and Exchange Commission on July 2, 2001 (the "Form 8-K"), which includes as exhibits thereto the following: (1) Annual Report of Lawrence Savings Bank (the "Bank") on Form 10-K for the year ended December 31, 2000, as filed with the Federal Deposit Insurance Corporation ("FDIC") (Exhibit 99.1),
(2) Quarterly Report of the Bank on Form 10-Q for the quarter ended March 31, 2001, as filed with the FDIC (Exhibit 99.2) and (3) Proxy Statement, dated March 23, 2001, delivered to the Bank's stockholders in connection with the Bank's May 1, 2001 Annual Meeting of Stockholders, as filed with the FDIC (Exhibit 99.3).

     (c) The description of the Registrant's common stock, par value $0.10 per share, contained in the Company's Articles of Organization and By-Laws filed as Exhibits 3.1 and 3.2 respectively to Form 8-K and Exhibit 99.3 to Form 8-K (the Company's Proxy Statement for the 2001 Annual meeting of Stockholders).

     In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     An opinion has been delivered by Goulston & Storrs, P.C., Boston, Massachusetts, with respect to the issuance of the shares of common stock being registered.

Item 6. Indemnification of Officers and Directors

     Indemnification. The Company is a Massachusetts corporation. Massachusetts General Laws Chapter 156B, Section 67 provides that a corporation may, subject to certain limitations, indemnify its directors, officers, employees and other agents, and persons who serve at its request as directors, officers, employees or other agents of another organization, or who serve at its request in any capacity with respect to any employee benefit plan, to the extent specified or authorized by the corporation's articles of organization, a by-law adopted by the stockholders, or a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors.

     Section 67 also provides that a corporation may purchase and maintain insurance against liability incurred by an officer or director in his capacity as officer or director, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him against such liability.

     The Company's By-laws provide that directors and officers of the Company shall, and in the discretion of the Board of Directors, non-officer employees may, be indemnified by the Company against liabilities and expenses arising out of service for or on behalf of the Company. The By-laws provide that such indemnification shall not be provided if it is determined that the action giving rise to the liability was not taken in good faith in the reasonable belief that the action was in the best interests of the Company. The By-laws provide that the indemnification provision in the By-laws does not limit any other right to indemnification existing independently of the By-laws.

     More specifically, Article VI, Section 1, of the Company's By-laws provides the following definitions relating to the indemnification of directors and officers:

          For purposes of this Article: (a) "Officer" means any person who serves or has served as a Director of the Company or in any other office filled by election or appointment by the stockholders or the Board of Directors and any heirs or personal representatives of such person; (b) "Non-Officer Employee" means any person who serves or has served as an employee of the Company, but who is not or was not an Officer, and any heirs or personal representatives of such person; (c) "Proceeding" means any action, suit or proceeding, civil or criminal, brought or threatened in or before any court, tribunal administrative or legislative body or agency and any claim which could be the subject of a Proceeding; and (d) "Expenses" means any liability fixed by a judgment, order, decree or award in a Proceeding, any amount reasonably paid in settlement of a Proceeding and any professional fees or other disbursements reasonably incurred in a Proceeding.

     Article VI, Section 2, of the Company's By-laws provides the Company shall indemnify Officers as follows:

          Except as provided in Sections 4 and 5 of this Article VI, each Officer of the Company shall be indemnified by the Company against all Expenses incurred by such Officer in connection with any Proceedings in which such Officer is involved as a result of serving or having served (a) as an Officer or employee of the Company; (b) as a director, officer or employee of any wholly owned subsidiary of the Company; or (c) in any capacity with any other corporation, organization, partnership, joint venture, trust or other entity at the request or direction of the Company.

     Article VI, Section 3, of the Company's By-laws provides the Company shall indemnify Non-Officers Employees as follows:

          Except as provided in Sections 4 and 5 of this Article VI, each Non-Officer Employee of the Company may, in the discretion of the Board of Directors, be indemnified against any or all Expenses incurred by such Non-Officer Employee in connection with any Proceeding in which such Non-Officer Employee is involved as a result of serving or having served
     (a) as a Non-Officer Employee of the Company; (b) as a director, officer or employee of any wholly owned subsidiary of the Company; or (c) in any capacity with any other corporation, organization, partnership, joint venture, trust or other entity at the request or direction of the Company.

     Article VI, of the Company's By-laws also includes certain provisions relating to the scope of the indemnification for officers and directors of the Company and the procedures for determining entitlement to indemnification:

          SECTION 4. SERVICE AT THE REQUEST OR DIRECTION OF THE COMPANY. No indemnification shall be provided to an Officer or Non-Officer Employee with respect to serving or having served in any of the capacities described in Section 2(c) or 3(c) above unless the following two conditions are met:
     (a) such service was requested or directed in each specific case by vote of the Board of Directors prior to the occurrence of the event to which the indemnification relates, and (b) the Company maintains insurance coverage for the type of indemnification sought. In no event shall the Company be liable for indemnification under Section 2(c) or 3(c) above for any amount in excess of the proceeds of insurance received with respect to such coverage as the Company in its discretion may elect to carry. The Company may but shall not be required to maintain insurance coverage with respect to indemnification under Section 2(c) or 3(c) above. Notwithstanding any other provision of this Section 4, but subject to Section 5 of this Article VI, the Board of Directors may provide an Officer or Non-Officer Employee with indemnification under Section 2(c) or 3(c) above as to a specific Proceeding even if one or both of the two conditions specified in this
     Section 4 have not been met and even if the amount of the indemnification exceeds the amount of the proceeds of any insurance which the Company may have elected to carry, provided that the Board of Directors in its discretion determines it to be in the best interests of the Company to do so.

          SECTION 5. GOOD FAITH. No indemnification shall be provided to an Officer or to a Non-Officer Employee with respect to a matter as to which such person shall have been adjudicated in any Proceeding not to have acted in good faith in the reasonable belief that the action of such person was in the best interests of the Company. In the event that a Proceeding is compromised or settled so as to impose any liability or obligation upon an Officer or Non-Officer Employee, no indemnification shall be provided to said Officer or Non-Officer Employee with respect to a matter if there be a determination that with respect to such matter such person did not act in good faith in the reasonable belief that the action of such person was in the best interests of the Company. The determination shall be made by a majority vote of those Directors who are not involved in such Proceeding. However, if more than half of the Directors are involved in such Proceeding, the determination shall be made by a majority vote of a committee of three disinterested Directors chosen by the disinterested Directors at a regular or special meeting. If there are fewer than three
     (3) disinterested Directors, the determination shall be based upon the opinion of the Company's regular outside counsel.

          SECTION 6. PRIOR TO FINAL DISPOSITION. Unless otherwise provided by the Board of Directors or by the committee pursuant to the procedure specified in Section 5 of this Article VI, any indemnification provided for under this Article VI shall include payment by the Company of Expenses incurred in defending a Proceeding in advance of the final disposition of such Proceeding upon receipt of an undertaking by the Officer or Non-Officer Employee seeking indemnification to repay such payment if such Officer or Non-Officer Employee shall be adjudicated or determined to be not entitled to indemnification under this Article VI.

     SECTION 7. INSURANCE. The Company may purchase and maintain insurance to protect itself and any Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Company or any such Officer or Non-Officer Employee, or arising out of any such status, whether or not the Company would have the power to indemnify such person against such liability by law or under the provisions of this Article VI.

     SECTION 8. OTHER INDEMNIFICATION RIGHTS. Nothing in this Article VI shall limit any lawful rights to indemnification existing independently of this
Article VI.

Item 7. Exemption From Registration Claimed

     Not applicable.

Item 8. Exhibits

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EXHIBIT
NUMBER                       DESCRIPTION
----------------------------------------------------------------------
*4.1 Specimen certificate for shares of common stock of LSB Corporation

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*4.2      Lawrence Savings Bank 1986 Stock Option Plan

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*4.3      Lawrence Savings Bank 1997 Stock Option Plan

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 5.1      Opinion of Goulston & Storrs, P.C.

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23.1      Consent of KPMG LLP

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23.2      Consent of Goulston & Storrs, P.C. (included in
          opinion filed as Exhibit 5.1)

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24        Power of Attorney (included on signature page)

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*    Filed as an exhibit to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on July 2, 2001, and incorporated herein by reference thereto.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of North Andover, Commonwealth of Massachusetts, on this 19th day of July, 2001.


                                        LSB CORPORATION

                                        By: /s/ Paul A. Miller
                                           -------------------------------------
                                           Paul A. Miller
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul A. Miller and John E. Sharland, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

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       Signature                     Title                       Date
       ---------                     -----                       ----
-------------------------------------------------------------------------------

/s/ Paul A. Miller           President, Chief Executive       July 19, 2001
-----------------------      Officer and Director
Paul A. Miller

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/s/ John E. Sharland         Senior Vice President, Chief     July 19, 2001
-----------------------      Financial Officer and Treasurer
John E. Sharland

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/s/ Eugene A. Beliveau       Director                         July 19, 2001
-----------------------
Eugene A. Beliveau

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                                      -9-

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__________________________   Director                         _______, 2001
Kathleen I. Boshar

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/s/ Malcolm W. Brawn         Director                         July 19, 2001
---------------------------
Malcolm W. Brawn

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/s/ Thomas J. Burke          Director                         July 19, 2001
---------------------------
Thomas J. Burke

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/s/ Bryon R. Cleveland, Jr.  Director                         July 19, 2001
---------------------------
Bryon R. Cleveland, Jr.

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/s/ Neil H. Cullen           Director                         July 19, 2001
---------------------------
Neil H. Cullen

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/s/ Richard Hart Harrington  Director                         July 19, 2001
---------------------------
Richard Hart Harrington

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/s/ Robert F. Hatem          Director                         July 19, 2001
---------------------------
Robert F. Hatem

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/s/ Marsha A. McDonough      Director                         July 19, 2001
---------------------------
Marsha A. McDonough

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                                      -10-